EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

To The Shareholders
Lifeway Foods, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2014, relating to the consolidated statement of income and comprehensive income of Lifeway Foods, Inc. and Subsidiaries for the year ended December 31, 2013 and the related consolidated statements of stockholders' equity and cash flows for the year then ended appearing in its Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC
Chicago, Illinois

March 29, 2016